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Prospectus Supplement No. 1                Filed Pursuant To Rule 424(b)(3)
(To Prospectus Dated February 11, 2000)    Registration No. 333-95935

                                 $500,000,000

                          EXODUS COMMUNICATIONS, INC.

4 3/4% Convertible Subordinated Notes Due July 15, 2008 and 7,101,700 shares of
               Common Stock Issuable Upon Conversion of the Notes

                               ----------------

  This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due March 15, 2008 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

  This prospectus supplement should be read in conjunction with the prospectus dated February 11, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

  The information appearing under the heading "Recent Events" in the prospectus is superseded in part by the following information:

  On March 22, 2000, we entered into common stock purchase agreements with Mirror Image Internet, Inc. and Xcelera.com Inc. Pursuant to the terms of the common stock purchase agreement among the Company, MII and Xcelera, we agreed, subject to the terms and conditions of the common stock purchase agreement, to purchase 8,213,552 shares of MII common stock from MII in consideration for $50.0 million in cash and 734,950 shares of our common stock. Pursuant to the terms of the common stock purchase agreement between us and Xcelera, we agreed, subject to the terms and conditions of the common stock purchase agreement, to purchase 24,512,320 shares of common stock of MII from Xcelera in consideration for $25.0 million in cash and 3,023,318 shares of our common stock. Following the completion of the stock sales, we will hold approximately 15% of the outstanding shares of MII common stock on a fully diluted basis. MII granted us registration rights with respect to the shares of MII common stock to be issued to us, and we granted MII and Xcelera registration rights with respect to the shares of our common stock to be issued to MII and Xcelera. We also entered into a commercial agreement with MII pursuant to which we will offer MII's content distribution services.

  Completion of the stock sales is subject to the satisfaction or waiver of various conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

  The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below.

Name                                               Principal Amount    Common Stock Owned       Common Stock        Common Stock
                                                       of Notes           Prior to the             Offered           Owned After
                                                  Beneficially Owned        Offering                                Completion of
                                                      and Offered              (1)                                  the Offering

-----------------------------------------------------------------------------------------------------------------------------------
AIG SoundShore Holdings                                     3,000,000               42,610                42,610                  0
AIG SoundShore Opportunity Holding Fund Ltd.                1,500,000               21,305                21,305                  0
AIG SoundShore Strategic Holding Fund Ltd.                    500,000                7,101                 7,101                  0
AIM Strategic Income Fund                                     610,000                8,664                 8,664                  0
Alexandra Global Investment Fund I Ltd.                     6,500,000               92,322                92,322
Bank Austria Cayman Island, Ltd.                            4,000,000               56,813                56,813
CIBC World Markets                                          5,950,000               84,510                84,510                  0
Castle Convertible Fund                                       750,000               10,652                10,652                  0
Allstate Insurance Company                                  3,500,000               49,711                49,711                  0

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
Name                                               Principal Amount    Common Stock Owned       Common Stock        Common Stock
                                                       of Notes           Prior to the             Offered           Owned After
                                                  Beneficially Owned        Offering                                Completion of
                                                      and Offered              (1)                                  the Offering

-----------------------------------------------------------------------------------------------------------------------------------
DRT Capital, L.P.                                              51,000                  724                   724                  0
Fidelity Convertible Securities Fund                        5,967,000               83,331                83,331                  0
First Republic Bank                                            50,000                  710                   710                  0
Goldman Sachs and Company (2)                              32,185,000              544,766               457,136             87,570
HT Insight Convertible Securities Fund                        500,000                7,101                 7,101                  0
Hull Overseas Ltd.                                            500,000                7,101                 7,101                  0
Island Holdings                                                45,000                  639                   639                  0
JMG Triton Offshore Fund, Ltd.                              7,100,000              100,844               100,844                  0
Southwest Securities Inc.                                   4,150,000               58,944                58,944                  0
KBC Financial Products                                      1,875,000               26,631                26,631                  0
LB Series Fund Inc., High Yield Portfolio                   1,400,000               19,884                19,884                  0
Merrill Lynch, Pierce, Fenner & Smith Inc.                  4,160,000               59,086                59,086                  0
Morgan Stanley Dean Witter                                  4,310,000               61,216                61,216                  0
Museum of Fine Arts, Boston                                   159,000                2,258                 2,258                  0
New Hampshire Retirement System                               939,000               13,336                13,336                  0
Nomura Securities International, Inc.                       2,000,000               28,406                28,406                  0
Highbridge International LLC                               26,025,000              369,643               369,643                  0
Parker-Hannifin Corporation                                   190,000                2,698                 2,698                  0
Pimco Convertible Bond Fund                                 2,500,000               35,508                35,508                  0
ProMutual                                                     583,000                8,280                 8,280                  0
Putnam Convertible Income - Growth Trust                    5,500,000               78,118                78,118                  0
Putnam Convertible Opportunities and Income Trust             424,000                6,022                 6,022                  0
Ramius Capital Group Holdings, Ltd.                         2,100,000               29,827                29,827
Jefferies & Co., Inc.                                       5,000,000               71,017                17,017                  0
University of Rochester                                       149,000                2,116                 2,116                  0

(1) Assumes a conversion rate of 14.2034 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(2) Includes an additional number of shares of our common stock held by the security holder subject to the conversion of our 5% convertible subordinated notes due March 15, 2006 in an amount equal to the number set forth in the column entitled "Common Stock Owned After Completion of the Offering."

  Investing in our common stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus and those contained in documents incorporated by reference into this prospectus.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                               ----------------

 The date of this prospectus supplement is April 10, 2000.